[GRAPHIC OMITTED]

FOR IMMEDIATE RELEASE

At American Radio                      At American Tower
Contact: Joe Winn, Chief               Contact:
Financial Officer or Bruce             Alan Box, Chief Operating Officer or
Danziger, Director of Investor         Jim Eisenstein, Executive V.P., Corporate
Relations (617) 375-7500                     Development (561) 998-2280


                AMERICAN TOWER SYSTEMS TO ACQUIRE MICRONET, INC.

Boston, Massachusetts--July 8, 1997--American Tower Systems ("ATS"), a wholly-owned subsidiary of American Radio Systems Corporation (NYSE: AFM), announced today that it has entered into an agreement to acquire the assets of Micronet, Inc. ("Micronet"). The purchase price will be approximately $70.25 million. Micronet, based in Jamison, Pennsylvania, is one of the leading antenna site providers in the Mid- Atlantic region of the United States with 127 tower sites in service, in addition to others currently under development. Micronet's towers are strategically located in densely populated areas, including the MSA's of New York, Philadelphia, Washington and Baltimore. Additionally, Micronet owns twenty (20) towers situated between Los Angeles and San Francisco, and thirty-five (35) towers covering the areas of Texas surrounding Dallas, Houston, Austin, San Antonio and Corpus Christi.

ATS is also acquiring Micronet's video transport operations, which transport video, voice, and data by satellite and terrestrial microwave networks, utilizing two (2) teleports and a series of towers. One teleport is situated outside of New York City and connects New York City to Philadelphia and Washington, D.C. The other is located outside of Dallas and connects all major Texas cities.

Including the Micronet acquisition, ATS will own and/or manage more than 600 tower sites nationwide. Alan Box, Chief Operating officer of ATS, commented, "We are delighted to be acquiring one of the leading tower and teleport companies in the country. This transaction will substantially enhance ATS' existing presence in the Mid-Atlantic states, Texas, and California. It also gives us a foothold in the video transport business, which is very profitable and synergistic with our core investment in towers. Micronet represents a strategic addition of towers and talented management, both of which are welcome components in our quest to become the leading national provider of tower and related services to the rapidly growing wireless industry."


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ATS Press Release
July 8, 1997


American Tower Systems develops, acquires, manages and markets antenna sites for the wireless communications industry. ATS is headquartered in Boca Raton, Florida, with regional offices in Connecticut, Massachusetts, Pennsylvania, Washington, D.C., South Carolina, Florida and California.

American Radio Systems Corporation began trading shares publicly in June, 1995. The Company owns and/or programs and markets approximately 100 radio stations in Boston, Seattle, Cincinnati, Baltimore, Pittsburgh, Portland, Sacramento, St. Louis, Charlotte, Kansas City, Hartford, Las Vegas, Austin, Buffalo, San Francisco/San Jose, West Palm Beach, Rochester, and Fresno. The Company also has options and/or agreements to buy additional radio stations in Boston, Portland, San Francisco/San Jose, Pittsburgh, West Palm Beach, and Riverside.




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               116 Huntington Avenue, Boston, Massachusetts 02116


                        (617) 375-7500 FAX (617) 375-7575